Exhibit 3

Hi, I’m Patrick Adams. I represent the PVG group that’s seeking to change the board at Anavex Life Sciences. Now, we’ve put together a great team, a great team that we believe can come in and turn this Company around. We felt confident about that. We feel that what’s happened at this Company is a disservice to the stockholders. The board needs to be removed and replaced NOW.

For PVG – Please vote the PVG GOLD card. Here at PVG, we follow the biotechnology space closely. We think that Anavex stock has tremendous upside, and we do not want to lose our investment. We have assembled six highly qualified board members.

You need to know that of the four Anavex nominees that are currently on the Board – they own a total of 5,000 shares! Three of them own zero shares. One member owns 5,000 shares. We need to get a competent board in place and hire a competent management team to lead this Company forward. How do we do this? Vote your shares. The way to do it is to call Investorcom at this number here. If you’re a stockholder, 877-972-0099. Or if you’re a bank or broker, call 203-972-9300.

If for some reason you are unable to call, just use the email address, proxy@investor-com.com. Somebody will help you. You’ll receive in the mail over the next couple of days or have received the gold cards to vote. Don’t vote the white cards. The white cards are the Company’s cards.

We believe meaningful change is required to get this Company moving forward. We have performed our due diligence by, among other things, speaking with four of the six existing board members and a number of former medical experts of Anavex. We’ve also spoken to analysts and bankers, as well as stockholders. We wanted to get their views. As you know, the stock has underperformed dramatically over the years. See the charts in Appendix A. At a high level, what PVG wants to do is seek the highest probability of success with our Board nominees and get the Anavex critical drugs approved and onto the market.

In December of 2023, the Anavex Alzheimer’s data was released. Now it’s almost three years later. In our view, no significant steps have been taken over that period of time. Anavex racked up losses of about $130 million from fiscal 2023 through fiscal 2025. So what’s even probably more significant is the drug didn’t get to market. So we believe that’s a lot of lost revenue. In the meantime, the patent life is diminishing. We think the Company should have started the phase three trials much sooner.

We believe this lack of direction reflects an incomplete understanding of Anavex’s industry. Anavex is now going back and do the phase three for the FDA and EMA. In our opinion, significant time was wasted, large losses occurred and the patent life continued diminishing. All of this occurred under the present Anavex board of directors.

We continue to believe that Anavex has valuable assets, but what is required is an experienced, highly knowledgeable team to come in and get this business moving forward.

An example of disorganized board leadership in our view is the Company’s recent SEC filing history. The Company finally filed their 10-Qs for March and June of 2026. They had two quarters where they didn’t file their 10-Qs timely. It faced possible Nasdaq delisting.

The recent Anavex filings indicate the former CEO was terminated due to deficiencies, including the historical failure to set an appropriate tone at the top and the historical process of identifying, escalating, and communicating regulatory, clinical, and other non-financial information to the Anavex CFO, the audit committee and the board. According to Anavex, during the affected period, regulatory, clinical, and non-financial information was “concentrated.” The Company admitted it did not maintain sufficiently formal and precise controls to provide reasonable assurance that information would be identified, accumulated, and communicated completely and timely to all appropriate financial reporting and disclosure process participants. Where was the Anavex board during this time? We believe the Anavex board could have been asking for the information.

The Anavex Board action removed the individual with whom the relevant and regulatory, clinical, and other non-financial information had been “concentrated”. We believe the termination would have been handled better without all of the negative consequences that occurred. We believe the Anavex board should have been seeking relevant and comprehensive information long before the CEO was fired.

These four existing members, plus two more that don’t have really relevant backgrounds in our view. Well, are they aligned with you? No, we believe they aren’t. We believe Board members should own company stock. This is Board of Directors 101. Get the board to buy in. Get the board to be aligned with stockholders. This has not happened at Anavex. In addition, the current board handed the Company over to a first-time CEO. The Anavex interim CEO has never been a CEO before. We think this is strategically definition. In summary, we believe the current Board continues to make poor decisions and they have significantly impacted the value of Anavex.

Specifically, Anavex abruptly terminated its CEO and several of its scientists this spring despite the significant adverse consequences described below that they knew or should have known would occur. Anavex was several months late in filing its March 31, 2026 10-Q with the SEC and the filing of its June 30, 2026 10-Q was filed several weeks late. Anavex admits as to the possible significant negative side effects in its June 30, 2026 10-Q. In summary, Anavex disclosed it faces several significant risks involving leadership, financial reporting weaknesses, delayed SEC filings, regulatory exposure, and reduced ability to raise capital.

●	The June 30 10-Q indicates that firing of the CEO has already led to legal action:

●	The former CEO filed an arbitration claim alleging wrongful termination.
●	He also filed a lawsuit against four independent directors alleging breach of fiduciary duty.

●	Anavex in the June 30, 2026 10-Q indicates additional risks to it include possible:

●	SEC, FDA, Nasdaq, or other regulatory investigations.
●	Litigation costs and management distraction.
●	Damage to Anavex’s reputation and loss of confidence from investors, partners, patients, and employees.

●	Anavex also disclosed that these issues could negatively affect Anavex’s operations, financial condition, stock price, and future prospects!

Also disclosed in an amended 10-K for the fiscal year ended 2025, Anavex’s management identified a material weakness in internal control over financial reporting that existed at:

●	September 30, 2025
●	December 31, 2025
●	March 31, 2026
●	June 30, 2026

●	Anavex admits in its recent SEC filings that it has begun remediation efforts, but:

●	Fixing the weakness requires significant time, cost, and management attention.
●	There is no guarantee the corrective actions will fully resolve the problem.

●	Further, the disclosure in the June 30, 2026, 10-Q indicates that if the weakness continues, Anavex could face:

●	Financial statement errors or restatements.
●	Additional delayed filings.
●	SEC or Nasdaq compliance issues.
●	Investor distrust.
●	Higher costs and possible difficulties raising capital.

Nasdaq Compliance Risks

●	Because Anavex was late in filing its March 31, 2026, 10-Q, Nasdaq issued a deficiency notice because Anavex failed to meet timely reporting requirements.

●	Anavex indicates in the June 30, 2026, 10-Q that consequences may include:

●	Increased expenses related to resolving filing issues.
●	Lower stock price and difficulty hiring or retaining employees.
●	Regulatory investigations or enforcement actions.
●	Management distraction.
●	Lost business opportunities and potential partnerships.
●	Reputational damage.

Finally, and very important in our view, Anavex now has a reduced ability to raise capital, as set forth in the June 30, 2026 10-Q.

●	Because of the SEC late filings, Anavex has lost its eligibility to use its effective Form S-3 registration statement, including its at the market financing program that raised approximately $9 million in fiscal year 2026.
●	Until it has maintained timely SEC filings for a required 12-month period, Anavex may have to rely on alternative financing methods.
●	Anavex indicated that alternative capital raises could:

●	Take longer.
●	Cost more.
●	Be harder to complete successfully.
●	Negatively impact Anavex’s financial position.

We believe these negative developments could have been avoided with a different Board who should have been more attentive to the business and operations of Anavex.

As I indicated above, Anavex’s stock has performed poorly. See Appendix A. We believe the performance is the market’s judgment of the Company and its current board.

We believe our slate is superior to Anavex’s slate. For example –

PVG nominee Patrick Adams – He brings 40+ years in biotech investing and capital allocation experience, has been very successful in investing in the biotechnology sector, has vast experience with CNS companies, and was an investor in Axsome and many other CNS companies.

versus

Anavex Current Board Chair Jiong Ma has an SPAC background (presiding over Mobix Labs’ 90% loss in stockholder value), zero biopharma experience, and owns 0 shares of AVXL.

PVG nominee Rene Mora – He not only holds a physician’s background (M.D., Ph.D.), but also has two decades of healthcare investment banking at Leerink and five years managing a healthcare portfolio at Monashee.

versus

Anavex nominee Peter Donhauser - His background as a physician lacks the operational and financial technicality that are necessary in running a successful company.

PVG nominee John Boris – He brings a 41-year financial and executive career built entirely inside the pharmaceutical industry. John worked for Eli Lilly from 1985 to 1989, ending his tenure as Head of New Product and Sales, leading the Prozac team and Warner-Lambert from 1990 to 1997 (acquired by Pfizer) as Senior Manager, Neurosciences.

versus

Anavex nominee Claus van der Velden - He has chaired AVXL’s Audit Committee through delinquent quarterly filings and has a Telecom background.

PVG nominee Curtis Hogue – He has served as both Interim CEO and director of a publicly traded biopharma company; serving as an Interim CEO and director of Alaunos Therapeutics from 2023-2025, and a Rett syndrome charity, as well as more than 20 years of experience in biotech equities.

versus

Anavex nominee Axel Paeger - His executive record is in hospital group operations, not drug development; he holds no shares or options at AVXL, having no skin-in-the-game either.

PVG nominee Jason Kolbert – He has spent 25+ years covering biotechnology and neuroscience specifically, working for such firms as Salomon Smith Barney (Citibank) and Maxim Group, and has analyzed the clinical development strategies and regulatory hurdles Blarcamesine now requires. He also worked for NeoStem Pharmaceuticals as Chief Business Officer from 2010-2012.

versus

Anavex nominee Adrian Senderowicz – His development and regulatory experience was built in oncology, which is a regulatory pathway that bears little to no resemblance to neurodegeneration.

PVG nominee Ralf von Ziegesar – He has spent 30+ years in asset management and serves as Managing Director of FOCAM AG; he is familiar with the importance of long-term investing, unlike AVXL nominees who hold 5,000 shares.

versus

Anavex nominee Gautam Patel – He brings healthcare credentials, but he has no background experience in CNS or neurodegeneration specific companies, and would be expected to oversee a Phase 3 trial.

We have assembled a slate that has significant biotechnology experience!

We think the choice is clear – the PVG nominees have the background, experience and alignment with Anavex stockholders to move Anavex to the next level. We are asking for your vote. Thank you.

Annex A:

THE RESULT

Anavex drastically underperforms peers over the 1 - year TSR, in what we believe is a result of board incompetence.

1-year as of AVXL DEF 14A file date

Total Return: 20 Aug '25 - 11 Aug '26
AVXL-US
CMPS-US
AXSM-US
ALXO-US
300
250
200
150
100
50
0
-50
-100
227.94
131.97
84.43
-63.74
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul

Anavex relative to comparables

Total return (%)

	Cum.	Ann. (CGR)
COMPASS Pathways CMPS	-291.68	-302.59
Axsome AXSM	-148.17	-151.97
ALX Oncology ALXO	-195.71	-201.62

7

Sources: FactSet

SUMMARY

3-year TSR against indexes (S&P Biotech ETF and BlackRock Biotech ETF)

Total Return: 18 Aug '23 - 19 Aug '26
AVXL-US
XBI-US
IBB-US
150
117.26
100
72.45
50
0
-50
-59.25
-100
10/23
1/24
4/24
7/24
10/24
1/25
4/25
7/25
10/25
1/26
4/26
7/26

16

SUMMARY

5-year TSR against indexes (S&P Biotech ETF and BlackRock Biotech ETF)

Total Return: 19 Aug '21 - 19 Aug '26
AVXL-US
XBI-US
IBB-US
60
41.65
31.75
20
0
-20
-40
-60
-81.88
-100
'22
'23
'24
'25
'26

17

AVXL
VOTE PVG
GOLD CARD
PROTECT YOUR INVESTMENT
VOTE FOR CHANGE AT ANAVEX
EXPERIENCED LEADERSHIP
STRATEGIC FOCUS
STRONG GOVERNANCE
MAXIMIZE SHAREHOLDER VALUE
YOUR VOTE CAN MAKE THE DIFFERENCE.

PROTECT YOUR INVESTMENT | VOTE FOR CHANGE AT ANAVEX

Fellow Shareholders: We Need Your Support to Turn Anavex Around

Anavex does not have an asset problem. It has a leadership and governance problem.

The Anavex Board Nominees Own 5,000 Shares

Out of 92,696,842 shares outstanding — 0.005% of the Company they ask you to entrust to them.

A review of the facts disclosed in Anavex's own proxy statement filed with the SEC on August 10, 2026

1

AVXL | ANAVEX LIFE SCIENCES
A BRIGHTER FUTURE. TOGETHER.
BETTER LEADERSHIP / STRONGER GOVERNANCE / GREATER VALUE

A NECESSARY CHANGE

How to Vote Your Shares

on the Gold Card for PVG Nominees

Call InvestorCom The PVG Proxy Agent

Shareholders deserve experienced leadership and a credible strategic plan.

VOTE GOLD

SUPPORT THE PVG NOMINEES

InvestorCom

YOUR VOTE. OUR FOCUS.

If you have any questions, require assistance in voting your GOLD universal proxy card, or need additional copies of PVG's proxy materials, please contact:

1055 Washington Boulevard, Suite 520
Stamford, CT 06901

Stockholders may call toll-free:
(877) 972-0090

Banks and brokers call collect:
(203) 972-9300

E-mail:
proxy@investor-com.com

2 PROTECT YOUR INVESTMENT | VOTE FOR CHANGE AT ANAVEX
2

A Necessary Change

Why PVG is Seeking Change

PVG believes Anavex has valuable assets, the current leadership has failed shareholders, and meaningful change is required.

- **PVG has done the due diligence in part by speaking with 4 of the 6 existing board members and a number of former medical experts of the company. We have also spoken with many analysts, bankers, and long-time significant investors.** The stock has price fallen over several years and we are **very disappointed in how the transition within the Company is progressing. We do not believe the team in place and the board oversight can produce positive results.** What PVG wants to do is set the company up for the highest probability of success.
- The blarcamesine phase 2b/3 for early onset **Alzheimer's data was released in December of 2023**, and we believe little of any significance has been accomplished since then. **The Company coasted for years incurring net losses for the fiscal years ended September 30, 2023, 2024 and 2025 of $47.5 million, $43.0 million and $46.4 million, respectively,** (see their 10-Ks for those fiscal years). **These losses are significant, but we believe they pale in comparisons to having years of this potentially significant drug approved and marketed.**
- **The EMA regulatory process withdrawal for blarcamesine is a concrete, fully documented oversight failure, resulting in a -35% single-day share price decline back on March 25 of this year.**
- **We believe the current board has played a key part in the substantial destruction of shareholder value**, just look at the recent stock price, $3.11 as of August 24, 2026. **It needs to be quickly fixed as there is a finite life to the Company's intellectual property; time is literally money.**
- **We don't understand why the Board did not direct the management to move forward with the Phase 3 trial relating to its proposed Alzheimer's drug that would have been required even if the Company received conditional approval by the European commission.**
- Anavex's assets remain valuable but **require experienced leadership two of the four existing Board members are from the telecommunications industry.** One of the **new director nominees has experience relating to cancer but not central nervous system ("CNS") products**, there appears to be no expertise in CNS; this is not helpful.

3

A Necessary Change

Why PVG is Seeking Change

PVG believes the current Board continues to make very bad business decisions that is significantly impacting the value of the company.

- **Anavex Life Sciences: The Company filed its 10-Qs for two quarters now on August 28th (March 31 and June 30, 2026) and faces a possible delisting from Nasdaq. Loss of Nasdaq listing could have a material adverse effect on the Anavex stock price. In the Form 10-Q June 30th, 2026, the company described the reason for firing of the former CEO (on page 35)** *"related to deficiencies including a historical failure to set an appropriate tone at the top and the historical process for identifying, escalating and communicating regulatory, clinical and other non-financial information to our principal financial officer, the Audit Committee and the Board. During the affected period, regulatory, clinical and non-financial information was concentrated with our former CEO, and we did not maintain sufficiently formal and precise controls to provide reasonable assurance that such information would be identified, accumulated and communicated completely and timely to all appropriate financial reporting and disclosure-process participants. That action removed the individual with whom the relevant regulatory, clinical and other non-financial information had been concentrated." The company does not reveal anything that was identified that was not disclosed.* **This is what delayed financials from being reported for over two quarters. We believe it is clear this Board does not understand the biotechnology industry enough to ask questions if they were not getting enough information that should have been readily available regardless.** If the goal was to change the leadership, it should be done ethically and transitioned professionally. **It is likely not possible to hire a highly respected CEO with this Board in place. The action of the Board has set off a Shareholder Class Action and a Demand for Arbitration from the former CEO, all of this could have been avoided. PVG IS CONCERNED THE BOARD HAS CREATED SIGNIFICANT LEGAL LIABILITIES. These internal controls fall on the Board, the same people asking you to reelect them!**
- **On pages 12-13 they also disclosed the termination of the Michael J. Fox grant of $0.8 million.** Given the funding was available and the company had positive results in a phase 2 clinical trial, this money could have been used to further data to advance the drug for Parkinson's. From a press release by Anavex on March 17, 2026, **"Significant treatment effects of blarcamesine were detected using both a test of impaired motor function and a biomarker of dopaminergic nerve fiber density, indicating fiber regrowth in striatum after 6 weeks of blarcamesine treatment. Results were presented at the AD/PD™ 2026 Conference". This is another example of poor business judgement.**

4

ALIGNMENT

They are asking you to re-elect them. They own almost none of Anavex.

0

shares owned by Board Chair Jiong Ma

0

shares owned by Claus van der Velden

0

shares owned by Axel Paeger
(no shares and no options)

5,000 shares is the entire holding of all four incumbent directors combined.

Peter Donhauser holds all 5,000 of them. At recent prices that is roughly $12,000 – for the four people who now control a company with a $220 million market capitalization. The Board and nominees have incentive stock awards. None have been exercised to date.

5

Source: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 *beneficial ownership table and footnotes (3)-(6). Percentages calculated on 92,696,842 shares outstanding as of July 30, 2026.*

THEIR MOST IMPORTANT DECISION

Current Board handed the Company to a first -time CEO.

PVG believes the current Board continues to make very bad business decisions that is significantly impacting the value of the company.

- **Anavex's interim Chief Executive Officer has never previously held a CEO role.**
- **Anavex SEC proxy statement dated August 10, 2026, discloses that she "continues to serve as a Strategic Advisor to Aardvark Therapeutics," another pharmaceutical company, while running Anavex. Why wouldn't the Anavex CEO be full time with Anavex?**
- **The same proxy statement discusses the CEO's five positions across four organizations in seven years**, none held longer than about 27 months. **We were unable to locate a successful track record.**
- On 27 February 2026, during her tenure **as Aardvark's EVP of Regulatory Affairs, that company announced a voluntary pause of its Phase 3 HERO trial.**
- **We believe her brief tenure has already revealed an inability to steer complex clinical assets through critical checkpoints. Her immediate past track record in the Anavex proxy statement includes serving as Executive Vice President of Regulatory Affairs at Aardvark Therapeutics, an assignment that concluded with clinical and regulatory setbacks. We believe that entrusting Anavex's high-potential CNS pipeline – including oral blarcamesine – to an executive without prior CEO experience represents an unacceptable threat to shareholder capital.**
- **A CEO with a track record is critical!!!**

Sources: Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 — "Executive Officers" and beneficial ownership footnote (4); Appendix A transaction table. Aardvark Therapeutics press release, 27 February 2026.

6

THE RESULT

Anavex drastically underperforms peers over the 1 - year TSR, in what we believe is a result of board incompetence.

1-year as of AVXL DEF 14A file date

Total Return: 20 Aug '25 - 11 Aug '26
AVXL-US
CMPS-US
AXSM-US
ALXO-US
300
250
200
150
100
50
0
-50
-100
227.94
131.97
84.43
-63.74
Sep
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul

Anavex relative to comparables

Total return (%)

	Cum.	Ann. (CGR)
COMPASS Pathways CMPS	-291.68	-302.59
Axsome AXSM	-148.17	-151.97
ALX Oncology ALXO	-195.71	-201.62

7

Sources: FactSet

THE CHOICE ON YOUR BALLOT

The Choice on Your White Ballot From The Existing Board

Jiong Ma- prior experience, we could not find anything in the August 10, 2026, proxy statement regarding biotechnology. Recently, she was involved in a SPAC, founded and led by Chavant Capital Acquisition Corporation and merged with Mobix Labs a semiconductor company which went from about $100 per share to about $1.70 in just a few years. This is the type of Board Member we are NOT looking for.

NasdaqCM - BOATS Real Time Price • USD
Mobix Labs, Inc. (MOBX)
Get top stock picks
1.7100 0.0000 (0.00%) 1.7100 0.0000 (0.00%)
At close: August 7 at 4:00:01 PM EDT
Overnight: 9:24:38 PM EDT
1D 5D 1M 6M YTD 1Y 5Y All
Advanced Chart
125.0000
100.0000
75.0000
50.0000
25.0000
1.6900
2022
2023
2024
2025
2026

Mobix Labs, Inc. (MOBX)
Get top stock picks
1.7100 0.0000 (0.00%) 1.7100 0.0000 (0.00%)
Income Statement
Balance Sheet
Cash Flow
Dividends
View in AlphaSpace
Currency in USD
Total Assets
Total Liabilities
Cash & Short-Term Investments
Annual
Quarterly
40M
35M
30M
25M
20M
15M
10M
5M
0
Mar '25
Jun '25
Sep '25
Dec '25
Mar '26

8

A board that owns nothing has nothing to lose. Shareholders do.

The Skills Anavex Needs. The Experience PVG Brings.

Why PVG's Slate is Different

PVG candidate Rene Mora not only holds a physician's background (M.D., Ph.D.), but also boasts two decades of healthcare investment banking at Leerink and five years managing a healthcare portfolio at Monashee

10

A BOARD BUILT FOR THE NEXT CHAPTER OF ANAVEX

SUMMARY

The Case for Change

- **Significant Value Destruction**: The stock has cratered from highs of $31.50 in 2021 to $2.39 as of July 24, 2026
- **Leadership**: Incurred net losses for the fiscal years ended September 30, 2023, 2024 and 2025 of $47.5 million, $43.0 million and $46.4 million, respectively, overseen by an under qualified, telecom heavy board with no meaningful CNS expertise
- **Proxy Governance Failures**: Delinquent SEC filings, and a Nasdaq delisting notice that persists today

- **Change is needed, and we have selected highly qualified experts to oversee and direct Anavex on a successful path forward and advance the pipeline.**

Total Return: 28 Jun '21 - 18 Aug '26
AVXL-US
0
-10
-20
-30
-40
-50
-60
-70
-80
-100
'22
'23
'24
'25
'26

Price Change (%)	
Cum	Ann (CGR)
-89.24	-35.18

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

15

SUMMARY

We're Here to Help

- We are NOT seeking control, we are seeking the opportunity to help Anavex realize its full potential for patients, employees, and shareholders. We have done our due diligence by speaking with 4 of the 6 existing board members, many of the former senior employees in critical roles and we have followed the Company's progress for many years. We have STRONGLY concluded that the Company will not be successful under the plan set forth by the existing board members and current personnel.

- Change Is needed, and we have selected its highly qualified nominees to oversee and direct Anavex on a successful path forward and advance the pipeline.

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

18

SUMMARY

Enough is Enough

We believe the Company is in a downward spiral. We also believe that the Company's Board has contributed to destruction in shareholder value and the current Board is not aligned with shareholders, and their proposed additions to the Board lack the strategic, operational and capital markets experience to execute on the Company's pipeline that targets a material opportunity for shareholders and high unmet medical need for patients. The Board's setbacks can be remedied by a vote of "NO CONFIDENCE" to the existing Board and its slate of proposed Board members. We believe investors' confidence can be regained through an experienced group of leaders that are aligned with existing shareholders. There is too much opportunity, and, importantly, the pipeline's benefit to patients; change is needed.

Vote the GOLD proxy card FOR the PVG nominees. Do not sign or return the WHITE card.

19

IMPORTANT INFORMATION

Sources and Required Disclosures

- All ownership, compensation, committee and biographical data is taken from Anavex Life Sciences Corp.'s Definitive Proxy Statement on Schedule 14A (DEFC14A) filed with the SEC on August 10, 2026 (the "Proxy Statement").
- Shares actually owned are calculated by subtracting the stock options enumerated in footnotes (3) through (9) of the Company's beneficial ownership table from each person's reported beneficial ownership in the Proxy Statement. Percentages are calculated on 92,696,842 shares outstanding as of July 30, 2026.
- Comparative share price performance and the Nasdaq Listing Rule 5250(c)(1) delinquency are as stated in the PVG Asset Management Corporation, Revised Preliminary Proxy Statement (PRRN14A), filed with the SEC on August 17, 2026. Anavex share price and 52-week range are per public market data as of July 17, 2026.
- The Aardvark Therapeutics Phase 3 HERO trial pause is per that company's press release dated February 27, 2026.
- Statements of belief and opinion are identified as such.

Forward-Looking Statements: This presentation contains forward -looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements regarding the Company's plans, s trategies and expectations regarding the 2026 Annual Meeting, director nominations, the proxy solicitation, the Company's go -forward strategy, clinical development programs, business prospects, and potential actions of the Board, are forward -looking statements. These statements can be identified by the use of forward-looking terminology, including the words "believes," "anticipates," "plans," "estimates," "expe cts," "intends," "may," "will," "would," "could," and similar expressions, or the negative thereof. Many factors may cause ac tual results to differ materially from those projected in any of such forward -looking statements, which should be considered together with any forward -looking statement. Readers are cautioned not to place undue reliance on these forward -looking statements, which speak only as of the date hereof. All forward-looking statements made or contained herein are based on information available to PVG as of the date hereof, and PVG undertakes no obligation to revise or update this letter to reflect events or circumstances after the date hereof except as r equired by law.

Important Information Regarding Participants in the Solicitation of PVG Asset Management Corporation ("PVG"), together with i ts director nominees may be deemed to be "participants" (as defined in Schedule 14A under the Securities Exchange Act of 1934, a s amended) in the solicitation of proxies from the Company's stockholders in connection with the matters to be considered at the 2026 Annual Me eting. Information concerning the names of the Participants and their respective direct and indirect interests in the solicitati on, including their interests in securities of Anavex Life Sciences Corp., is available in PVG's definitive proxy statement filed with the Securities and E xchange Commission (the "SEC"). Stockholders may obtain a copy of the definitive proxy statement and other relevant documents fi led by PVG with the SEC free of charge at the SEC's website at www.sec.gov.

Important Additional Information and Where to Find It: PVG has filed a definitive proxy statement, an accompanying GOLD proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company's stockholders for the 2026 Annual Meeting. STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders are able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge at the SEC's website at www.sec.gov. Copies are also available at no charge at the Company's website at www.anavex.com.

20

AVXL | ANAVEX LIFE SCIENCES
A BRIGHTER FUTURE. TOGETHER.
BETTER LEADERSHIP / STRONGER GOVERNANCE / GREATER VALUE

A NECESSARY CHANGE

How to Vote Your Shares on the Gold Card for PVG Nominees

Call InvestorCom The PVG Proxy Agent

Shareholders deserve experienced leadership and a credible strategic plan.

VOTE GOLD

SUPPORT THE PVG NOMINEES

InvestorCom
YOUR VOTE. OUR FOCUS.

If you have any questions, require assistance in voting your GOLD universal proxy card, or need additional copies of PVG's proxy materials, please contact:

1055 Washington Boulevard, Suite 520
Stamford, CT 06901

Stockholders may call toll-free:
(877) 972-0090

Banks and brokers call collect:
(203) 972-9300

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